Exhibit 99

                       Information Regarding Joint Filers

Designated Filer of Form 4:     Daniel Zeff

Date of Earliest Transaction Required to be Reported:   May 3, 2005

Issuer Name and Ticker Symbol:  American Physicians Service Group, Inc. (AMPH)

Name:    Spectrum Galaxy Fund Ltd.

Address: 50 California Street
         Suite 1500
         San Francisco, CA 94111

Signatures:

The undersigned, Spectrum Galaxy Fund Ltd., is jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Daniel Zeff with respect to the beneficial ownership of securities of American Physicians Service Group, Inc.

SPECTRUM GALAXY FUND LTD.


By /s/ Dion R. Friedland
   -----------------------------
Name: Dion R. Friedland
Title: Director